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                                                                EXHIBIT(d)(viii)


                                  AMENDMENT ONE

                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                   VAN KAMPEN CALIFORNIA MUNICIPAL INCOME FUND
                               DATED MAY 31, 1997


         THIS AMENDMENT ONE to the Investment Advisory Agreement dated May 31, 1997 by and between Van Kampen California Municipal Income Fund (f/k/a
Van Kampen California Tax Free Income Fund), a Delaware business trust (hereinafter referred to as the "Fund") and Van Kampen Investment Advisory Corp., a Delaware Corporation (hereinafter referred to as the "Adviser").

                                   WITNESSETH

         WHEREAS, the Fund wishes to amend the current Investment Advisory Agreement in accordance with the terms set forth by The Board of Trustees of the Fund at a Meeting held on January 28, 2000;

         NOW, THEREFORE, in consideration of the promises and mutual covenants spelled out in the Agreement and herein, it is hereby agreed that Section 2 of the Agreement be amended as follows:

                  2. (a) FEE. For the services and facilities described in
         Section 1, the Fund will accrue daily and pay to the Adviser at the end of each calendar month an investment management fee computed based on a fee rate (expressed as a percentage per annum) applied to the average daily net assets of the Fund as follows:

                                                           FEE PERCENT
                                                           PER ANNUM OF
                           AVERAGE DAILY                   AVERAGE DAILY
                           NET ASSETS                      NET ASSETS
                           ----------                      ----------
                           First $500 millions             0.550 of 1.00%
                           Next $500 millions              0.500 of 1.00%
                           Thereafter                      0.450 of 1.00%

         IN WITNESS WHEREOF, the parties have caused this Amendment One to be executed this 28th day of January, 2000.


VAN KAMPEN CALIFORNIA MUNICIPAL INCOME FUND



By:  /s/ John L. Sullivan
    ------------------------------
         John L. Sullivan
         Vice President, Chief Financial Officer and Treasurer



VAN KAMPEN INVESTMENT ADVISORY CORP.



By:  /s/ Dennis J. McDonnell
    ------------------------------
         Dennis J. McDonnell
         President